SHARED SERVICES AGREEMENT

This Shared Services Agreement (the *"Agreement"*) is made as of this 6th day of November, 2006, by and between **Metalico, Inc.**, a Delaware corporation (*"Metalico"*) and **AgriFuel Co.**, a Delaware corporation (*"AgriFuel"*). Metalico and AgriFuel are sometimes referred to collectively herein as the *"Parties"* and each individually as a *"Party."*

WITNESSETH:

WHEREAS, AgriFuel desires to receive from Metalico certain services more fully described herein; and

WHEREAS, Metalico is willing to provide such services on the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Metalico and AgriFuel hereby agree as follows:

1. **SERVICES**. Metalico hereby agrees to provide to AgriFuel certain services (the *"Services"*), including, without limitation, administrative, accounting, treasury, information technology, human resources, and financial operations support services. The Services shall be rendered at such times as are reasonably requested by AgriFuel, giving due consideration to Metalico's existing operations, responsibilities and duties. Nothing in this Agreement shall de deemed to obligate AgriFuel to request any particular Service or to obligate Metalico to provide any Service that would be detrimental or injurious to Metalico's business or operations.

2. **SERVICE PERIOD**. Metalico shall provide the Services to AgriFuel from the date hereof until December 31, 2007, and thereafter for such period of time as Metalico and AgriFuel shall mutually agree (the *"Service Period"*). AgriFuel may terminate its receipt of some or all of such Services, and Metalico may terminate its provisioning of some or all of such Services, upon 180 days prior written notice.

3. **COMPENSATION**.

   a. AgriFuel shall pay Metalico, promptly upon receipt of monthly invoices for each month covered thereby, the total of (a) the hours spent by each Metalico employee providing the Services multiplied by (b) such employee's rate of compensation (expressed as a per hour rate of compensation) plus (c) 30% of the product of (a) and (b) to cover employee benefits, overhead and other indirect costs, plus (d) Metalico's actual and documented out-of-pocket expenses incurred in connection

with the Services. Metalico shall keep timekeeper reports on a monthly basis for any time expended on the Services and invoices submitted by Metalico to AgriFuel shall be based upon such records.

b. As an alternative to the methodology described in Section 3.a above, the Chief Executive Officer and Chief Financial Officer of Metalico and the Chief Executive Officer of AgriFuel may, each month, mutually agree upon a specified monthly amount to by paid by AgriFuel to Metalico for the Services (the *"Monthly Service Fee"*). The Monthly Service Fee shall be subject to review and approval by Metalico's Board of Directors. Either party may cancel the utilization of the Monthly Service Fee and utilize the timekeeping methodology provisions of Section 3.a.

c. The amounts to be paid by AgriFuel to Metalico for the Services are to be made to reimburse Metalico for actual expenses incurred in providing the Services.

d. AgriFuel may (but shall not be obligated to), in its discretion, provide additional compensation to employees of Metalico for services provided that are deemed by AgriFuel to be of a superior quality or to provide extraordinary value. AgriFuel shall determine the form of such compensation.

4. **INDEMNIFICATION**. AgriFuel shall indemnify and hold harmless Metalico, its subsidiaries and affiliates, and its and their officers, directors, employees, agents and representatives (collectively, the *"Indemnitees"*) from and against any and all losses, liabilities, damages, claims, and expenses (including reasonable attorney's fees and expenses) suffered or incurred by any Indemnitee which arise out of or are related to any action of Metalico or any of its employees, agents, or representatives taken while performing Services for the benefit of, or on behalf of, AgriFuel, except to the extent of such losses, liabilities, damages, claims, and expenses are caused by the gross negligence or willful misconduct of Metalico or any of its employees, agents or representatives.

5. **RELATIONSHIP OF THE PARTIES**. Metalico is retained by AgriFuel solely for the purposes and to the extent set forth in this Agreement. The relationship between Metalico and AgriFuel hereunder shall be that of an independent contractor.. Neither Party shall have any authority to enter into agreements or commitments on behalf of the other Party or to bind the other Party in any respect, except as expressly authorized in writing by such Party. Neither Party shall be entitled to receive any payments from the other Party by way of compensation, expenses, reimbursement or otherwise in respect of the Services, except as set forth herein. Nothing contained herein shall be construed as making either Party, or any of its employees, agents, or representatives, an employee, officer, director or owner of any other Party hereto.

6. **NOTICES**. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address as set forth below or at such other address as a Party may designate, and may be delivered by hand, facsimile or e-mail:

To AgriFuel:	186 North Avenue East, 1st Floor Cranford, NJ 07106 Attn: Chief Executive Officer Fax: (908) 497-9610 Email: dremley@agrifuelco.com
To Metalico:	186 North Avenue East Cranford, NJ 07106 Attn: Chief Executive Officer Fax: (908) 497-1097 Emal: ceaguero@metalico.com

7. **SUCCESSORS AND ASSIGNS**. This Agreement may not be assigned in whole or in part without the prior written consent of the non-assigning Party. This Agreement shall be binding upon and inure to the benefit of Metalico and AgriFuel, and each of their respective successors and assigns.

8. **ENTIRE AGREEMENT/AMENDMENTS/CONSENTS & WAIVERS**. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and, except as otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof. This Agreement may be amended, waived or modified at any time or from time to time only by a written amendment signed by both Parties hereto. Any amendment, waiver or consent with respect to any provision of this Agreement shall not be deemed an amendment, waiver or consent with respect to any other terms or provisions of this Agreement.

9. **ENFORCEMENT**. The provisions of this Agreement shall be regarded as divisible and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and applicability thereof shall not be affected thereby.

10. **GOVERNING LAW**. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof.

11. **HEADINGS**. The section headings contained herein are for convenience of reference only and shall not be given effect in the interpretation of any term or condition of this Agreement.

12. **COUNTERPARTS**. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

METALICO, INC.

By:____________________________
Name:
Title:

AGRIFUEL CO.

By:____________________________
Name: Dylan K. Remley
Title: President

AGREEMENT TO SUBLEASE/SUBLET REAL PROPERTY

This Agreement to Sublease/Sublet Real Property (this *"Sublease"*) is entered into as of November 6, 2006 by and between **Metalico, Inc.**, a Delaware corporation, as sublessor (*"Sublessor"*) and **AgriFuel Co.**, a Delaware corporation, as sublessee (*"Subtenant"*). Sublessor agrees to sublet, and Subtenant agrees to take, a portion of the Premises described below on the terms and conditions set forth in this Sublease. Both parties agree to keep, perform, and fulfill the promises, conditions and agreements expressed below:

1. **PREMISES:** The location of the premises is: 186 North Avenue East, First Floor West, Cranford, New Jersey 07016 (the *"Premises"*).

2. **TERM:** The term of this sublease (the *"Term"*) will commence as of the date of occupation of the Premises by Subtenant and will continue on a month-to-month basis thereafter, *provided* that Sublessor may not terminate this Sublease as of any effective date prior to December 31, 2007 for any reason other than as provided in the second sentence of Paragraph 4 hereinbelow. Notwithstanding anything in this Sublease to the contrary, the Term may not extend beyond the term of the Original Lease (as hereinafter defined).

3. **RENT PAYMENTS:** Subtenant will pay Sublessor, on or before the first day of each calendar month during the Term, Subtenant's ratable portion of Sublessor's rent under the Original Lease (including all utility charges, fees, and other expenses) for that portion of the Premises to be occupied by Subtenant during such month, but not for any common areas or other portions of the Premises to be occupied or used by Sublessor. The Chief Executive Officer and Chief Financial Officer of Sublessor and the Chief Executive Officer of Subtenant may, each month, mutually agree upon the amount of rent due hereunder based on reasonable approximations or estimates of Subtenant's occupancy and use of the Premises and utilities.

4. **TERMINATION; NO HOLDOVER:** As of any effective date occurring on or after December 31, 2007, Sublessor may require Subtenant to vacate the Premises as of any month-end upon not less than ninety (90) days' written notice. In addition to its rights under the immediately preceding sentence, and at any time during the Term, Sublessor may require Subtenant to vacate the Premises for nonpayment of rent or other monetary obligations of Subtenant hereunder immediately if such nonpayment is not cured within ten (10) days after written notice of such nonpayment is delivered by Sublessor to Subtenant at the Premises. There will be no holding over under the terms of this Sublease under any circumstances.

5. **PROPERTY CONDITION:** Subtenant agrees to surrender and deliver to Sublessor the Premises and all furniture and decorations within the Premises owned or provided by Sublessor in as good a condition as they were at the beginning of the term, reasonable wear and tear excepted. Subtenant will be liable to Sublessor for any damages occurring to the Premises or the contents thereof or to the building which are done by Subtenant or its guests.

6. **ORIGINAL LEASE:** This Sublease incorporates and is subject to the Lease Agreement dated as of June 30, 2006 by and between Joseph O'Neill as landlord (the *"Landlord"*) and Sublessor as tenant, a copy of which is attached hereto, and which is hereby referred to and incorporated as if it were set out here at length.

7. **SOLE AGREEMENT:** Sublessor and Subtenant hereby agree that this Sublease contains the entire agreement between the parties regarding the subject matter hereof and this Sublease may not be modified, changed, altered or amended in any way except through a written amendment signed by the parties hereto.

8. **GOVERNING LAW.** This Sublease will be governed, construed and interpreted by, through and under the laws of the State of New Jersey.

9. **ACKNOWLEDGEMENT OF COPY RECEIVED:** Each party signing this Sublease acknowledges receipt of a copy thereof.

10. **LANDLORD APPROVAL:** This Sublease is not binding upon either party unless approved by the landlord as provided below, as required under Section 10 of the Original Lease. Sublessor expressly acknowledges and agrees that nothing in this Sublease will in any way modify, limit, or otherwise affect Sublessor's obligations to the Landlord under the Original Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

METALICO, INC., *as Sublessor*	**AGRIFUEL CO.,** *as Subtenant*
By: ______________________	By: [signature]
Name: ______________________	Name: Dylan K. Penley
Title: ______________________	Title: President

I hereby give my consent as Landlord to subletting of the above described Premises as set forth in this Sublease.

[signature]
JOSEPH O'NEILL